Registration Statement No. 333-165791
Registration Statement No. 333-159804
Registration Statement No. 333-144384
Registration Statement No. 333-143410
Registration Statement No. 333-129987
Registration Statement No. 333-120295
Registration Statement No. 333-112070
Registration Statement No. 333-100228
Registration Statement No. 333-86436
Registration Statement No. 333-65986
Registration Statement No. 333-51408
Registration Statement No. 333-45634
Registration Statement No. 333-89653

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165791
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159804
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-144384
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143410
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-129987
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-120295
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-112070
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-100228
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-86436
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-65986
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-51408
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-45634
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-89653

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	13-3904355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

555 California Street, #324

San Francisco, California 94105

(415) 348-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2009 Employee Stock Purchase Plan

2007 Equity Incentive Plan

Wisenut, Inc. 1999 Stock Incentive Plan

Zeal Media, Inc. 1999 Stock Plan

Amended and Restated 1998 Stock Plan

1999 Employee Stock Purchase Plan

(Full title of the plan)

Michael Onghai

Authorized Representative

LookSmart, Ltd.

555 California Street

San Francisco, California 94105

(415) 348-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by LookSmart, Ltd., a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

  Registration Statement 333-165791,filed by the Registrant with the Securities and Exchange Commission (“SEC”) on March 30, 2010, registering 500,000 shares of the Registrant’s common stock, par value $0.003 per share (the “Common Stock”), relating to the 2009 Employee Stock Purchase Plan.
  Registration Statement 333-159804, filed by the Registrant with the SEC on June 5, 2009, registering 40,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan.
  Registration Statement 333-144384, filed by the Registrant with the SEC on July 6, 2007, registering 3,700,000 shares of Common Stock relating to the 2007 Equity Incentive Plan.
  Registration Statement 333-143410, filed by the Registrant with the SEC on May 31, 2007, registering (i) 40,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan and (ii) 500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-129987, filed by the Registrant with the SEC on November 29, 2005, registering 40,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan.
  Registration Statement 333-120295, filed by the Registrant with the SEC on November 8, 2004, registering 2,500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-112070, filed by the Registrant with the SEC on January 21, 2004, registering (i) 250,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan and (ii) 2,500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-100228, filed by the Registrant with the SEC on October 1, 2002, registering 7,500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-86436, filed by the Registrant with the SEC on April 17, 2002, registering 295,921 shares of Common Stock relating to the WiseNut, Inc. 1999 Stock Incentive Plan.
  Registration Statement 333-65986, filed by the Registrant with the SEC on July 27, 2001, registering (i) 1,000,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan and (ii) 2,500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-51408, filed by the Registrant with the SEC on December 7, 2000, registering 232,665 shares of Common Stock relating to the Zeal Media, Inc. 1999 Stock Plan.
  Registration Statement 333-45634, filed by the Registrant with the SEC on September 12, 2000, registering 2,500,000 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.
  Registration Statement 333-89653 , filed by the Registrant with the SEC on October 25, 1999, registering (i) 750,000 shares of Common Stock relating to the 1999 Employee Stock Purchase Plan and (ii) 18,036,163 shares of Common Stock relating to the Amended and Restated 1998 Stock Plan.

On October 28, 2015, the Registrant completed a merger with and into Maritime Technologies Corp. (“Maritime”), a wholly owned subsidiary of Pyxis Tankers Inc. (“Pyxis”), pursuant to an Agreement and Plan of Merger, dated April 23, 2015, by and among Pyxis, Maritime, the Registrant and LookSmart Group, Inc. As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 13th day of November 2015.

LOOKSMART, LTD.

By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Authorized Representative